EXHIBIT (a)(3)
UTOPIA FUNDS
WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST
     The undersigned, the Trustees of the Utopia Funds (the “Trust”), a Delaware statutory trust, pursuant to Section 9.3 of Article IX of the Trust’s Declaration of Trust dated May 23, 2005 (the “Declaration of Trust”), do hereby amend the Declaration of Trust effective as of December 14, 2005 by:
1.	Deleting Section 6.2(a) of Article VI in its entirety and replacing it with the following:
“(a) Without limiting the authority of the Trustees set forth in Section 6.2(b) to establish and designate any further series, the Trustees hereby establish and designate four series, as follows:
Utopia Growth Fund
Utopia Core Fund
Utopia Core Conservative Fund
Utopia Yield Income Fund
The provisions of this Article VI shall be applicable to the above designated series and any further series that may from time to time be established and designated by the Trustees as provided in Section 6.2(b).”
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have as of this 14th day of December, 2005 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Paul H. Sutherland
Paul H. Sutherland

/s/ John S. Oakes
John S. Oakes

/s/ Mayeti Gametchu
Mayeti Gametchu

/s/ Alan R. Latshaw
Alan R. Latshaw